Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement of Silgan Holdings Inc. on Form S-4 of our reports dated February 24, 2011, relating to the consolidated financial statements and financial statement schedules of Graham Packaging Company Inc. and Subsidiaries, and the effectiveness of Graham Packaging Company Inc. and Subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Graham Packaging Company Inc. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this registration statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

May 31, 2011